Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Amended and Restated 2008 Stock Option Plan, Restricted Share Unit Plan, and the Non-Employee Directors Deferred Share Unit Plan of Response Biomedical Corp. of our report dated March 15, 2013 relating to the consolidated financial statements for the year ended December 31, 2012, which appears in the Annual Report on Form 10-K for the year ended December 31, 2012.

(signed) “PricewaterhouseCoopers LLP”

Vancouver, Canada	PricewaterhouseCoopers LLP
June 19, 2013	Chartered Accountants